STRYKER REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Kalamazoo, Michigan - January 23, 2013 - Stryker Corporation (NYSE:SYK) reported operating results for the fourth quarter and full year 2012:

Quarter Highlights

•	Net sales growth of 5.5% to $2.3 billion

◦	Reconstructive increased 6.7% as reported, 7.4% constant currency

◦	MedSurg increased 2.4% as reported, 2.7% constant currency

◦	Neurotechnology and Spine increased 9.7% as reported, 10.8% constant currency

•	Adjusted net earnings(1) increased 11.8% to $436 million

•	Adjusted diluted net earnings per share(2) increased 11.8% to $1.14

•	Reported net earnings decreased 32.7% to $270 million

•	Reported diluted net earnings per share decreased 32.4% to $0.71

Full Year Highlights

•	Net sales growth of 4.2% to $8.7 billion

◦	Reconstructive increased 3.1% as reported, 4.4% constant currency

◦	MedSurg increased 3.3% as reported, 4.2% constant currency

◦	Neurotechnology and Spine increased 9.2% as reported, 10.5% constant currency

•	Adjusted net earnings(1) increased 7.7% to $1,560 million

•	Adjusted diluted net earnings per share(2) increased 9.4% to $4.07

•	Reported net earnings decreased 3.5% to $1,298 million

•	Reported diluted net earnings per share decreased 1.7% to $3.39

"We are pleased with our fourth quarter results and look to build on this momentum in 2013," commented Kevin A. Lobo, President and Chief Executive Officer.

Sales Analysis
Consolidated net sales of $2.3 billion and $8.7 billion increased 5.5% and 4.2% in the quarter and full year over the prior year, respectively. Net sales in the quarter grew by 7.5% due to increased unit volume and changes in product mix. Net sales in the quarter were unfavorably impacted by 1.4% due to changes in price and 0.6% due to the unfavorable impact of foreign currency exchange rates on net sales.
Reconstructive net sales of $1,046 million increased 6.7% in the quarter over the prior year, as reported, and 7.4% in constant currency. Net sales in the quarter grew by 9.8% due to increased unit volume and changes in product mix. Net sales in the quarter were unfavorably impacted by 2.4% due to changes in price and 0.7% due to the unfavorable impact of foreign currency exchange rates on net sales.

MedSurg net sales of $877 million increased 2.4% in the quarter over the prior year, as reported, and 2.7% in constant currency. Net sales in the quarter grew by 2.2% due to increased unit volume and changes in product mix and a favorable impact of 0.5% due to changes in price. Net sales in the quarter were unfavorably impacted by 0.3% due to the unfavorable impact of foreign currency exchange rates on net sales.

Neurotechnology and Spine net sales of $414 million increased 9.7% in the quarter over the prior year, as reported, and 10.8% in constant currency. Net sales in the quarter grew by 13.5% due to increased unit volume and changes in product mix and 0.1% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 2.8% due to changes in price and 1.1% due to the unfavorable impact of foreign currency exchange rates on net sales.

Earnings Analysis

Reported net earnings in the quarter and full year include a charge of $133 million (net of taxes) related to the previously disclosed voluntary recall of the Company's Rejuvenate and ABG II modular-neck hip stems. Reported net earnings in the quarter and full year also include restructuring and related charges of $24 million (net of taxes) and $59 million (net of taxes), respectively, and acquisition and integration related charges of $9 million (net of taxes) and $37 million (net of taxes), respectively, related to acquisitions completed in 2011 and 2012. Reported net earnings in the full year include a $33 million non-tax deductible charge related to the previously disclosed OtisKnee matter. These charges reduced reported gross profit margin in the fourth quarter from 68.3% to 68.2% and reported operating income margin from 25.3% to 15.8%.

Excluding the charges described above, adjusted net earnings(1) of $436 million and $1,560 increased 11.8% and 7.7% in the quarter and full year over the prior year, respectively. Adjusted diluted net earnings per share(2) of $1.14 and $4.07 increased 11.8% and 9.4% in the quarter and full year over the prior year, respectively.

Net earnings of $270 million and $1,298 million decreased 32.7% and 3.5% in the quarter and full year over the prior year, respectively. Diluted net earnings per share of $0.71 and $3.39 decreased 32.4% and 1.7% in the quarter and full year over the prior year, respectively.

In 2012 Stryker repurchased 2.1 million shares at a cost of $108 million with no share repurchase activity in the fourth quarter.

2013 Outlook
For the full year 2013, Stryker is projecting constant currency sales growth in a range of 3.0% to 5.5%. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be negatively impacted by approximately 0% to 1% in both the first quarter and full year of 2013.
As previously communicated, the Company projects 2013 adjusted diluted net earnings per share(2), including the estimated $100 million (pre-tax) annual impact from the medical device excise tax, to be in a range of $4.25 to $4.40.

With respect to 2013 quarterly sales and earnings, the Company is highlighting several factors that are expected to impact the year-over-year growth rates, including:

1)	the first quarter of 2013 having one to two fewer selling days in key markets compared to 2012,

2)	the continued negative impact in the first quarter of 2013 of the previously disclosed Japanese price reductions that took effect in April of 2012,

3)	the continued impact of the recall of the Neptune waste management system that occurred during the third quarter of 2012, and

4)	the adverse year-over-year net earnings comparison in the third quarter as a result of favorable income tax adjustments in 2012.

As a result of these factors, the Company projects 2013 adjusted diluted net earnings per share to be distributed across the year by approximately:

•	23% in the first quarter,

•	24% in each of the second and third quarters, and

•	29% in the fourth quarter.

1)	A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Wednesday, January 23, 2013
As previously announced, the Company will host a conference call on Wednesday, January 23, 2013 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2012.
To participate in the conference call dial 800-446-2782 (domestic) or 847-413-3235 (international) and be prepared to provide confirmation number 34031905 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 7:30 p.m., Eastern Time, on Wednesday, January 23, 2013, until 11:59 p.m., Eastern Time, on Wednesday, January 30, 2013. To hear this recording you may dial 888-843-7419 (domestic) or 630-652-3042 (international) and enter the passcode 34031905#.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system and the 2.3 percent medical device excise tax; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of Trauson Holdings Company Limited; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Fourth Quarter			Year Ended December 31
	2012	2011	% Change	2012	2011	% Change
Net sales	$2,337	$2,215	5.5	$8,657	$8,307	4.2
Cost of sales	744	740	0.5	2,781	2,811	(1.1)
GROSS PROFIT	1,593	1,475	8.0	5,876	5,496	6.9
% of sales	68.2%	66.6%		67.9%	66.2%
Research, development & engineering expenses	129	115	12.2	471	462	1.9
Selling general & administrative expenses	1,033	834	23.9	3,466	3,150	10.0
Intangibles amortization	31	32	(3.1)	123	122	0.8
Restructuring charges	30	76	(60.5)	75	76	(1.3)
	1,223	1,057	15.7	4,135	3,810	8.5
OPERATING INCOME	370	418	(11.5)	1,741	1,686	3.3
% of sales	15.8%	18.9%		20.1%	20.3%
Other income (expense)	(12)	15	(180.0)	(36)	—	—
EARNINGS BEFORE INCOME TAXES	358	433	(17.3)	1,705	1,686	1.1
Income Taxes	88	32	175.0	407	341	19.4
NET EARNINGS	$270	$401	(32.7)	$1,298	$1,345	(3.5)
Net earnings per share
Basic	$0.71	$1.05	(32.4)	$3.41	$3.48	(2.0)
Diluted	$0.71	$1.05	(32.4)	$3.39	$3.45	(1.7)
Average shares outstanding
Basic	380.3	381.7		380.6	386.5
Diluted	382.7	383.3		383.0	389.5
CONDENSED BALANCE SHEETS

	December	December
	2012	2011
ASSETS
Cash and cash equivalents	$1,395	$905
Marketable securities	2,890	2,513
Accounts receivable (net)	1,430	1,417
Inventories	1,265	1,283
Other current assets	1,138	1,093
TOTAL CURRENT ASSETS	8,118	7,211
Property, plant and equipment (net)	948	888
Goodwill and other intangibles (net)	3,566	3,514
Other assets	835	792
TOTAL ASSETS	$13,467	$12,405
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$1,837	$1,828
Other liabilities	1,287	1,143
Long-term debt	1,746	1,751
Shareholders' equity	8,597	7,683
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$13,467	$12,405
CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter		Year Ended December 31
	2012	2011	2012	2011
OPERATING ACTIVITIES
Net earnings	$270	$401	$1,298	$1,345
Depreciation	39	41	154	160
Amortization	83	81	332	321
Restructuring charges	30	76	75	76
Changes in operating assets and liabilities and other, net	174	28	(202)	(468)
NET CASH PROVIDED BY OPERATING ACTIVITIES	596	627	1,657	1,434
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(107)	(144)	(154)	(2,066)
Proceeds from sales of property, plant and equipment	—	—	—	67
Proceeds from sales of (purchases of) marketable securities, net	(413)	(172)	(372)	90
Purchases of property, plant and equipment	(49)	(64)	(210)	(226)
NET CASH USED IN INVESTING ACTIVITIES	(569)	(380)	(736)	(2,135)
FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	(6)	(10)	(4)	737
Dividends paid	(81)	(69)	(324)	(279)
Repurchase and retirement of common stock	—	(83)	(108)	(622)
Other	24	23	(13)	3
NET CASH USED IN FINANCING ACTIVITIES	(63)	(139)	(449)	(161)
Effect of exchange rate changes on cash and cash equivalents	8	(13)	18	9
CHANGE IN CASH AND CASH EQUIVALENTS	$(28)	$95	$490	$(853)

STRYKER CORPORATION For the Three Month and Year Ended December 31, 2012 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Fourth Quarter				Year Ended December 31
			% Change				% Change
	2012	2011	As Reported	Constant Currency	2012	2011	As Reported	Constant Currency
Geographic sales
United States	$1,529	$1,407	8.7	8.7	$5,658	$5,269	7.4	7.4
International	808	808	0.1	1.7	2,999	3,038	(1.3)	1.9
NET SALES	$2,337	$2,215	5.5	6.1	$8,657	$8,307	4.2	5.4
Worldwide sales
Reconstructive	$1,046	$981	6.7	7.4	$3,823	$3,710	3.1	4.4
MedSurg	877	857	2.4	2.7	3,265	3,160	3.3	4.2
Neurotechnology and Spine	414	377	9.7	10.8	1,569	1,437	9.2	10.5
NET SALES	$2,337	$2,215	5.5	6.1	$8,657	$8,307	4.2	5.4

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Fourth Quarter
			% Change
					U.S.	International
	2012	2011	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$325	$314	3.6	4.1	7.4	(0.4)	0.7
Knees	360	341	5.4	5.7	9.2	(1.5)	(0.6)
Trauma and Extremities	278	253	10.2	11.7	26.4	(3.3)	(0.4)
TOTAL RECONSTRUCTIVE	1,046	981	6.7	7.4	13.9	(2.2)	(0.7)
MedSurg
Instruments	330	319	3.5	4.0	5.1	—	1.6
Endoscopy	309	292	6.0	6.3	6.9	4.0	5.0
Medical	185	200	(7.4)	(7.4)	(8.6)	(2.0)	(2.2)
TOTAL MEDSURG	877	857	2.4	2.7	2.8	1.2	2.3
Neurotechnology and Spine
Spine	190	178	6.4	7.2	10.1	(1.2)	1.1
Neurotechnology	224	199	12.7	14.0	14.6	10.0	13.0
TOTAL NEUROTECHNOLOGY AND SPINE	414	377	9.7	10.8	12.3	5.4	8.2

	Year Ended December 31
			% Change
					U.S.	International
	2012	2011	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$1,233	$1,228	0.4	1.5	5.2	(4.5)	(2.3)
Knees	1,356	1,316	3.0	4.0	6.0	(2.4)	0.4
Trauma and Extremities	989	931	6.2	8.4	18.0	(3.5)	0.4
TOTAL RECONSTRUCTIVE	3,823	3,710	3.1	4.4	9.2	(4.3)	(1.4)
MedSurg
Instruments	1,261	1,187	6.2	7.3	9.1	(0.4)	3.1
Endoscopy	1,111	1,080	2.9	3.9	2.6	3.7	7.1
Medical	691	722	(4.3)	(3.7)	(7.8)	11.1	14.8
TOTAL MEDSURG	3,265	3,160	3.3	4.2	3.4	3.0	6.5
Neurotechnology and Spine
Spine	727	687	5.8	6.9	9.2	(1.7)	1.7
Neurotechnology	842	750	12.3	13.9	19.0	3.9	7.6
TOTAL NEUROTECHNOLOGY AND SPINE	1,569	1,437	9.2	10.5	13.8	1.7	5.3

SUPPLEMENTAL INFORMATION - CONDENSED STATEMENTS OF EARNINGS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency, adjusted net earnings and adjusted net earnings per diluted share are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures, adjusted net earnings and adjusted diluted net earnings per share, with the most directly comparable GAAP financial measures, reported net earnings and diluted net earnings per share:
STRYKER CORPORATION For the Three Month and Year Ended December 31, 2012 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

		Fourth Quarter			Year Ended December 31
	Notes	2012	2011	% Change	2012	2011	% Change
NET EARNINGS		$270	$401	(32.7)	$1,298	$1,345	(3.5)
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		2	12	(83.3)	13	97	(86.6)
Acquisition and integration related		7	16	(56.3)	24	45	(46.7)
Restructuring and related charges	(b)	24	60	(60.0)	59	60	(1.7)
Uncertain income tax position adjustments	(c)	—	(99)	(100.0)	—	(99)	(100.0)
OtisKnee matter	(d)	—	—	—	33	—	—
Rejuvenate and ABGII recall	(e)	133	—	—	133	—	—
ADJUSTED NET EARNINGS		$436	$390	11.8	$1,560	$1,448	7.7
RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

		Fourth Quarter			Year Ended December 31
	Notes	2012	2011	% Change	2012	2011	% Change
DILUTED NET EARNINGS PER SHARE		$0.71	$1.05	(32.4)	$3.39	$3.45	(1.7)
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		—	0.03	(100.0)	0.03	0.25	(88.0)
Acquisition and integration related		0.02	0.04	(50.0)	0.06	0.12	(50.0)
Restructuring and related charges	(b)	0.06	0.16	(62.5)	0.15	0.16	(6.3)
Uncertain income tax position adjustments	(c)	—	(0.26)	(100.0)	—	(0.26)	(100.0)
OtisKnee matter	(d)	—	—	—	0.09	—	—
Rejuvenate and ABGII recall	(e)	0.35	—	—	0.35	—	—
ADJUSTED DILUTED NET EARNINGS PER SHARE		$1.14	$1.02	11.8	$4.07	$3.72	9.4

(a)
The Company has incurred and will incur certain acquisition and integration related charges in connection with the acquisition of Surpass Medical, Ltd. in 2012 and of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical,Inc. in 2011.

(b)	In 2011 the Company announced focused workforce reductions and other restructuring activities and has incurred and will continue to incur certain restructuring and related charges.
(c)	In 2011 the Company reached a settlement with the United States Internal Revenue Service regarding a proposed adjustment and recorded charges for other uncertain income tax positions.
(d)
In 2012 the Company announced entering into discussions with the DOJ regarding the settlement of the allegations of violations of Federal law related to sales of the OtisKnee device not cleared by the United States Food and Drug Administration. The Company recorded a non-tax deductible charge representing the Company's best estimate of the minimum of the range of probable loss to resolve this matter.

(e)
In the fourth quarter of 2012 the Company recorded a charge representing the Company's best estimate of the minimum of the range of probable loss to resolve the previously disclosed voluntarily recall of its Rejuvenate and ABG II modular-neck hip stems over previously recorded reserves.